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                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
PHH Corporation:


We consent to the use of our report dated April 30, 1997, with respect to the consolidated statements of income, shareholder's equity, and cash flows of PHH Corporation and subsidiaries (the "Company") for the year ended December 31, 1996, before the restatement related to the merger of Cendant Corporation's relocation business with the Company and reclassifications to conform to the presentation used by Cendant Corporation, which report is included in the Annual Report on Form 10-K of Cendant Corporation for the year ended December 31, 1998, incorporated by reference herein.




                                                    KPMG LLP



Baltimore, Maryland
March 26, 1999